Exhibit 99.1

Kulicke & Soffa Announces Agreements to Acquire Orthodyne Electronics and Divest the K&S Wire Business Unit

Transactions enhance the company’s position as a leading supplier of interconnect solutions

Fort Washington, PA – July 31, 2008 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S”) today announced that the company has entered into definitive agreements to acquire substantially all of the assets of Orthodyne Electronics Corporation (“Orthodyne”), a leading supplier of wedge bonders, and sell the K&S wire business unit to W.C. Heraeus GmbH (“Heraeus”), a precious metals and technology group that has a leading position in its markets.

Orthodyne Acquisition

Under the terms of the Orthodyne agreement, K&S will fund the acquisition of Orthodyne with approximately 7.1 million shares of K&S common stock, plus $80 million in cash. If the transaction is not consummated by October 31, 2008, the purchase price will be approximately 19.6 million shares of K&S common stock and no cash. The deal includes possible earn-out consideration up to an additional $40 million in cash if certain financial objectives are met by Orthodyne over the next three years. The closing of the transaction, which is expected within approximately 60 days, is subject to certain working capital adjustments and closing conditions, including regulatory approvals.

“The acquisition of Orthodyne is in line with our stated strategy and positions K&S to capitalize on our strengths in equipment manufacturing and further cement our position as the leading supplier of interconnect solutions,” commented Scott Kulicke, Chairman and Chief Executive Officer of K&S. “Orthodyne is a fast growing, profitable market leader and provides us with deeper penetration into the discrete side of the semiconductor market, particularly in the attractive power management and hybrid module markets.”

Orthodyne, a privately held company based in Irvine, CA, is the leading supplier of both wedge bonders and wedges for the power management and hybrid module markets. Orthodyne’s focus on the fast growing power management market has delivered a double-digit compound annual revenue growth rate over the last five years, resulting in 2007 revenues of $110 million. Orthodyne’s executive team, led by Gregg Kelly, will be retained, as will all 280 employees.

The Wire Business Unit Divestiture

Under the terms of the wire business agreement, Heraeus will pay $155 million in cash to K&S for its wire business unit, subject to certain working capital adjustments. K&S and Heraeus will also enter into a strategic technical collaboration agreement that provides reciprocal access to research and development expertise to exploit the technical synergies that come from approaching the wire bond process as a system involving the bonder, the tools and the wire. The closing of the transaction, which is expected within approximately 60 days, is subject to certain closing conditions, including regulatory approvals.

Mr. Kulicke commented, “The wire business is one we believe strongly in, especially with exciting new wire products such as MaxSoft. It is a very healthy business, with excellent customer relationships, and it will be a very solid asset for Heraeus. However, the working capital requirements of this business have become significant and, as a result, no longer make financial sense for us. Heraeus is ideally positioned to support the continued growth and exploit the advanced wire products we have developed in this business by leveraging its significantly larger balance sheet. The wire business fits very well into the core competencies of Heraeus, which deal with precious metals and all related services such as refining and trading worldwide. One of the key considerations in selecting a buyer from what was a robust bidding process was the ability to develop a long-term strategic alliance with a partner we knew well and respected. We are excited by the technology alliance we have formed with Heraeus, which will allow us to exploit the technical synergies that exist between these two businesses.”

“W. C. Heraeus intends to continue building on its market position and strengthen its presence in Asia and North America,” noted Dr. Peter Köhler, Managing Director of W. C. Heraeus, the largest business segment of the Heraeus Group. “The acquisition of the K&S wire business unit and its production facilities in Singapore and Switzerland will strengthen our market position, especially in Asia, which is the focal point of the world’s semiconductor industry and a strategically important site in close proximity to customers.”

Financial Details

In order to illustrate the potential financial impact of each of these transactions, we have provided the following table of K&S’s fiscal 2007 results assuming the inclusion of Orthodyne’s results and the divestiture of the wire business.

Fiscal 2007 Results (000’s)	Net Revenue	Gross Profit	Gross Margin
K&S As Reported	$700,404	$180,934	25.8%
K&S Without Wire and With Orthodyne	$480,949	$220,747	45.9%

“These transactions would have significantly improved our gross profit, both in absolute terms and as a percentage of sales,” commented Maurice Carson, Chief Financial Officer of K&S. “Orthodyne is a profitable and growing business. Additionally, the divestiture of our wire business would have significantly reduced the working capital needs of the company and improved cash flow.”

Mr. Kulicke concluded, “These transactions demonstrate our commitment to find and drive profitable growth and strengthen our balance sheet. Coupled with last year’s acquisition of Alphasem, K&S will posses a core competency across a full suite of interconnect technologies for a variety of micro-electronic applications, providing even greater value to our now broader base of customers. K&S will also serve a larger Total Available Market for back-end assembly equipment, providing more growth opportunities as the industry’s cycle begins to turn up in the future.”

Conference Call Details

A conference call to discuss these transactions will be held on August 1, 2008, beginning at 9:00 AM EDT. Interested participants may call 877-407-8037 or internationally 201-689-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode. A replay will be available approximately one hour after the completion of the call by calling toll free 877-660-6853 or internationally 201-612-7415 and using the following replay access codes 5521 (account number) and 292381 (replay ID number). A replay will also be available on the K&S Web site at http://www.kns.com/investors/events. The replay will be available via phone and Web site through September 1, 2008.

About Orthodyne Electronics

Orthodyne Electronics is the leading supplier of ultrasonic wedge bonders and their associated tools. These products are used in fine wire, heavy wire, and large ribbon applications, including power semiconductors and power hybrids, which are enablers of energy efficient solutions in products ranging from consumer white goods to industrial electronics to hybrid electric vehicles. Orthodyne designs and builds its products at its headquarters in Irvine, CA and supports its customers through its sales and service network in North America, Europe and Asia. Orthodyne has achieved a double-digit compound annual revenue growth rate over the last five years, resulting in 2007 revenues of $110 million.

About Heraeus Group

Heraeus, the precious metals and technology group headquartered in Hanau, Germany, is a global, private company with over 155 years of tradition. The businesses include precious metals, sensors, dental and medical products, quartz glass and specialty lighting sources. With product revenues of € 3 billion and precious metal trading revenues of € 9 billion, as well as over 11,000 employees in more than 100 companies worldwide, Heraeus holds a leading position in its global markets.

W. C. Heraeus GmbH, a subsidiary, processes the precious metals and special metals primarily into industrial products for the automotive, semiconductor, electronics and medical products industry and commands a leading position in international precious metals trading. The Contact Materials Division of W. C. Heraeus develops, manufactures and distributes bonding wire for connecting discrete and integrated components in the semiconductor industry.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor assembly equipment, materials, and technology. K&S provides wire bonders, capillaries, wire, die bonders, and die collets for all types of semiconductor packages using wire as the internal electrical interconnections. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials and process technology that enable our customers to achieve the highest possible yields and throughput. The ability to provide these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to potential financial impact of the Orthodyne and Heraeus transactions, including the impact of the Orthodyne and Heraeus transactions on our gross profits and gross margins, the expected closing dates for the Orthodyne and Heraeus transactions, the growth rates of the power management market, the growth of Orthodyne generally, our future growth opportunities, revenue, revenue growth, sales, profitability, profitable growth, financial results, strength of our balance sheet, and product development. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; the risk that the Orthodyne and Heraeus transactions may not be completed or completed on the terms agreed to as of the date of this press release; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2007 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Contact:

Geoff Grande, CFA

FD Ashton Partners

P: (617) 747 1721

F: (617) 747 1711

geoff.grande@fdashtonpartners.com

Media Contacts:

Stephanie Brown

FD Ashton Partners

P: (312) 553 6727

F: (312) 553 6740

stephanie.brown@fdashtonpartners.com

Michael Geczi

FD Ashton Partners

P: (312) 553 6735

C: (312 519 4920

F: (312) 553 6740

michael.geczi@fdashtonpartners.com

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